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                          STOCK PURCHASE AGREEMENT

                               BY AND BETWEEN

                           SEVEN NETWORK LIMITED

                                    AND

                            TRACINDA CORPORATION


                              AUGUST 19, 1998


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                                 STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of August 19, 1998 by and among Seven Network Limited, a company formed under the laws of Australia (the "Seller"), and Tracinda Corporation, a Nevada corporation (the "Purchaser").

     WHEREAS the Seller owns 16,208,463 shares of Common Stock of Metro-Goldwyn-Mayer, Inc., a Delaware Corporation (the "Company"), par value $.01 per share (the "Shares"); and

     WHEREAS the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares pursuant to the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I
                        PURCHASE AND SALE OF SHARES;
                       STOCK PURCHASE PRICE; CLOSING

     Section 1.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept, all of the Shares. At the Closing, the Seller shall deliver to the Purchaser certificates representing the Shares duly endorsed for transfer by the Company or accompanied by duly executed stock powers in blank, which shall be satisfactory in form and substance to the Purchaser.

     Section 1.2 Purchase Price for Shares. On the Closing Date, the Purchaser shall acquire title to and possession of the Shares in consideration of the sum of Three Hundred Eighty Nine Million Three Thousand One Hundred Twelve Dollars ($389,003,112) (the "Purchase Price"). On the Closing Date, the Purchaser shall deliver to the Seller, by wire transfer of immediately available funds to an account identified by the Seller two (2) business days before the Closing, an amount equal to the Purchase Price.

     Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as is reasonably practicable after the execution of this Agreement on a date mutually agreed upon by the Seller and the Purchaser, and in no event after 11:30 a.m. (Los Angeles time) on September 1, 1998, at the offices of Fried, Frank, Harris, Shriver & Jacobson, 350 South Grand Avenue, Los Angeles, California, or at such other place as shall be mutually agreed upon by the Seller and the Purchaser. The day on which the Closing actually takes place is referred to herein as the "Closing Date."

                                 ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller makes the following representations and warranties to the Purchaser, each of which is true and correct on the date hereof.

     Section 2.1 Title to Shares. The Seller, through its indirect wholly owned subsidiary, Miltonstar Pty Limited ("Miltonstar"), has (subject to the options granted to Celsus Financial Corp., a Texas Corporation ("Celsus"), pursuant to a Stock Option Agreement by and between Miltonstar and Celsus (the "Seven-Celsus Option"), which options shall be terminated simultaneously with the execution of this Agreement and shall be of no further force and effect), and on the Closing Date shall deliver to the Purchaser, legal and beneficial ownership of, good and marketable title to, and all rights to vote, all of the Shares, free and clear of any and all covenants, conditions, restrictions, voting restrictions or trust arrangements, security interests, liens, charges, encumbrances, options and adverse or equitable claims or rights whatsoever.

     Section 2.2 Organization; Power to Transfer; Binding Authority. The Seller is a company validly existing and in good standing under the laws of Australia with full power and authority to execute and deliver this Agreement and all other agreements herein contemplated to be executed by the Seller, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to sell, assign, transfer, and deliver the Shares to the Purchaser pursuant to the provisions of this Agreement. This Agreement and all other agreements herein contemplated to be executed by the Seller have been duly executed and delivered by the Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors rights generally or by general principles of equity regardless of whether asserted in equity or at law. Except for approval of the Seller's board of directors, which will be obtained by August 21, 1998, no proceedings on the part of the Seller are necessary to approve the execution and delivery of, or to authorize the transactions contemplated by, this Agreement.

     Section 2.3 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof, do not and will not: (a) violate any judicial or administrative order, award, judgment, decree (including a consent decree), license or permit that is applicable to the Seller; (b) conflict with any terms, conditions or provisions of the charter documents of the Seller; (c) require the approval, consent, authorization or action of, or filing or registration with, any person, entity or governmental authority other than any consent that may be required pursuant to the Investors Shareholder Agreement, dated August 4, 1997, as amended, by and among the Company, the Seller, the Purchaser and the parties named therein (the "Investors Shareholder Agreement") and the Shareholders Agreement, dated August 4, 1997, by and among the Company, the Seller, the Purchaser, and the parties named therein (the "Shareholders Agreement"); (d) result in a termination or breach of, or constitute a default under or accelerate or permit the acceleration of any performance required by any agreement or instrument to which the Seller is a party or by which the Seller is bound; (e) result in the creation of any lien, charge or encumbrance upon any of the capital stock, assets or property of the Seller; or (f) violate any applicable laws, statutes, ordinances, or regulations.

     Section 2.4 Options. None of the Seller, Kerry M. Stokes, Michael R. Gleason, Culmen Group, L.P., a Texas limited partnership, Celsus, or any other affiliate, advisor or representative of the Seller has any options, subscriptions, warrants, commitments, stock-based or stock-related awards, convertible or exchangeable securities, preemptive rights or other rights to purchase any securities of, or any other interest in, the Company (other than options to purchase shares of the Company held by Celsus pursuant to the Seven-Celsus Option and pursuant to the Amended and Restated Stock Option Agreement by and between Celsus and the Company).

     Section 2.5 Shareholder Rights. Other than rights pursuant to the Investors Shareholder Agreement and the Shareholders Agreement, which the Seller agrees shall terminate upon the Closing, the Seller has no interests or rights in connection with the Company's capital stock, including without limitation, rights pursuant to a proxy, voting agreement, voting trust or stockholders' agreement.


                                ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     Section 3.1 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Nevada.

     Section 3.2 Authorization of Agreement; Enforceability. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform all the obligations to be performed by it hereunder. This Agreement has been duly executed and delivered by the Purchaser, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors rights generally or by general principles of equity regardless of whether asserted in equity or at law. No proceedings on the part of the Purchaser are necessary to approve the execution and delivery of, or to authorize the transactions contemplated by, this Agreement.

     Section 3.3 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof, do not and will not: (a) violate any judicial or administrative order, award, judgment, decree (including a consent decree), license or permit that is applicable to the Purchaser; (b) conflict with any terms, conditions or provisions of the charter documents of the Purchaser; (c) require the approval, consent, authorization or action of, or filing or registration with, any person, entity or governmental authority other than any consent that may be required pursuant to the Investors Shareholder Agreement and the Shareholders Agreement; (d) result in a termination or breach of, or constitute a default under or accelerate or permit the acceleration of any performance required by any agreement or instrument to which the Seller is a party or by which the Purchaser is bound; (e) result in the creation of any lien, charge or encumbrance upon any of the capital stock, assets or property of the Purchaser; or (f) violate any federal or state laws, statutes, ordinances, or regulations.

                                 ARTICLE IV
                                 COVENANTS

     Section 4.1 Resignations. At or prior to the Closing, the Seller shall cause Michael R. Gleason and Kerry M. Stokes to deliver letters of resignation from the Board of Directors of the Company, any subsidiary boards or committees of the Company and all other offices and positions held with the Company or any subsidiary of the Company.

     Section 4.2 Termination of Options. At or prior to the Closing, the Seller shall cause Celsus to deliver to the Purchaser in form and substance reasonably satisfactory to the Purchaser an executed termination of the Seven-Celsus Option.

     Section 4.3 Termination of Shareholder Rights. If reasonably requested by the Purchaser, the Seller will execute and deliver at or prior to the Closing, an instrument terminating its rights under the Investors
Shareholder Agreement and the Shareholders Agreement.

                                 ARTICLE V
                             CLOSING CONDITIONS

     Section 5.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereby are, at its option, subject to the conditions precedent set forth below:

          (a) Accuracy of Representations and Warranties. All representations and warranties of the Seller herein contained shall have been true and correct in all material respects when made, and shall be true and correct in all material respects with the same force and effect as though made again on, at and as of the Closing Date.

          (b) Performance of Agreements. The Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date, in each case in all material respects.

          (c) Legal Opinion. The Seller shall have delivered to the Purchaser, in a form reasonably acceptable to the Purchaser, a legal opinion from Kelly, Hart & Hallman that at the Closing, the Purchaser shall take all of the Shares, free and clear of any and all adverse claims whatsoever.

     Section 5.2 Conditions to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby are, at its option, subject to the conditions precedent set forth below:

          (a) Accuracy of Representations and Warranties. All representations and warranties of the Purchaser herein contained shall have been true and correct in all material respects when made, and shall be true and correct in all material respects with the same force and effect as though made again on, at and as of the Closing Date.

          (b) Performance of Agreements. The Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date, in each case in all material respects.

                                 ARTICLE VI
                               MISCELLANEOUS

     Section 6.1 Mutual Release. Effective at the Closing, each party to this Agreement fully and unconditionally releases and discharges all claims and causes of action, whether known or unknown, which it or its officers, directors, employees, shareholders, partners, affiliates, successors or assigns ever had, now have, or hereafter may have, against each other party hereto, including without limitation its officers, directors, employees, shareholders, partners, affiliates, representatives, advisors, successors and assigns, on account of any matter, act or occurrence relating to the Shares, except claims or causes of action arising out of or relating to any breach of this Agreement.

     Each party further acknowledges that it is its intention in the execution of this general release that the same shall be effective as a bar to each and every claim hereinabove specified; and in furtherance of this intention, it hereby expressly waives any and all rights and benefits conferred upon it by Section 1542 of the California Civil Code, which provides:

          1542. General Release: Extent.
          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.

     Section 6.2 Notices. All notices, consents, approvals, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or one (1) business day after transmission by telecopier, or two (2) business days after delivery (prepaid) to any commercial overnight courier, or five (5) business days after being mailed certified or registered mail, or sent return receipt requested, with postage prepaid addressed as follows:

     If to the Seller:

          Seven Network Limited
          ATN7, Mobbs Lane
          Epping NSW 2121 Australia
          Attention:  Kerry M. Stokes
          Telecopier No.:  011-61-2-9363-5363

     With a copy to:

          Kelly, Hart & Hallman
          201 Main Street, Suite 2500
          Fort Worth, TX  76102
          Attention:  F. Richard Bernasek
          Telecopier No.  (817) 878-9280

     If to the Purchaser:

          Tracinda Corporation
          150 S. Rodeo Drive, Suite 250
          Beverly Hills, CA  90212
          Attention:  Richard Sobelle
          Telecopier No.:  (310) 271-3416

     With a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York  10004-1980
          Attention:  Stephen Fraidin
          Telecopier No.:  (212) 859-4000

or to such other address as the parties may from time to time designate in writing.

     Section 6.3 Assignment. The Seller shall not assign this Agreement, or any part hereof, by operation of law or otherwise, without the prior written consent of the Purchaser. The Purchaser may assign the right to purchase any or all of the Shares pursuant to this Agreement without the Seller's consent; provided, however, that no such assignment shall release the Purchaser from the obligation to pay the Purchase Price. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 6.4 Waiver. Any waiver hereunder must be in writing, duly authorized and signed by the party to be bound and shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of the Seller or the Purchaser in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or of this Section 6.4, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 6.5 Entire Agreement. This Agreement and the documents furnished by the parties hereto in connection with the Closing constitute the entire agreement among the parties hereto and supersede any other agreement that may have been made or entered into by the Seller and the Purchaser relating to the transactions contemplated by this Agreement. There are no other agreements, commitments or understandings relating to the subject matter hereof.

     Section 6.6 Amendments. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the parties hereto or by their duly appointed representatives or successors.

     Section 6.7 Captions. The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     Section 6.8 Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     Section 6.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to conflict of laws principles which would require the application of the laws of any other State). Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of Delaware or the United States District Court located in the State of Delaware and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 6.2 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof.

     Section 6.10 Further Assurances. The parties hereto shall execute and deliver such additional documents and shall take such additional actions as may be reasonably necessary or appropriate to effect the provisions and purposes of this Agreement and the consummation of the transactions contemplated hereby.

     Section 6.11 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected, impaired or invalidated thereby.

     Section 6.12 Press Release. Promptly following the execution of this Agreement, the parties will release a press release in Australia and the United States in the form attached hereto as Exhibit A.

     IN WITNESS WHEREOF, the Seller and the Purchaser have each caused this Agreement to be duly executed as of the date first above written.



                                         SEVEN NETWORK LIMITED


                                         By: /s/ Kerry Stokes
                                             ----------------------------
                                             Name:   Kerry Stokes
                                             Title:  Chairman


                                         TRACINDA CORPORATION


                                         By: /s/ Jerome B. York
                                             ----------------------------
                                             Name:   Jerome B. York
                                             Title:  Vice Chairman


The undersigned, an indirect wholly owned subsidiary of Seven Network Limited, hereby agrees to be bound by the terms of this Agreement to the same extent as Seven Network Limited.

MILTONSTAR PTY LIMITED

By: /s/ Kerry Stokes
    -------------------------
    Name:   Kerry Stokes
    Title:  Director
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                                                                 EXHIBIT A

For Tracinda Corporation contact:                    For Seven Network contact:
---------------------------------                    --------------------------
Jim Mahoney                                          Simon Francis
(310) 226-3033                                       011-612-9877-7005

                           For Immediate Release
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Beverly Hills, California, August 19, 1998 - Tracinda Corporation
("Tracinda") and Seven Network ("Seven") jointly announced today that Tracinda has agreed to purchase all of Seven's shares in Metro-Goldwyn-Mayer, Inc. (MGM:NYSE) for a price of $24 per common share, or an aggregate price of $389 million. The transaction will settle on September 1, 1998. Seven Network's Chairman Kerry Stokes and Seven's U.S. representative Michael Gleason will resign from the MGM Board of Directors effective September 1, 1998.

"We have thoroughly enjoyed our relationship with Kirk Kerkorian and MGM. However, due to economic conditions in our region, we felt that our capital could be much better employed in Australia. We will, of course, continue our relationship with MGM through our existing output agreement". Kerry Stokes said. Seven has shown MGM product on free-to-air television in Australia for nearly 40 years.

Kirk Kerkorian said, "Seven has been a strong supporter of our efforts to enhance the value of MGM over the past two years, and we are pleased that their long-term relationship with MGM will continue".

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